Exhibit 16

October 25, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Gentlemen:
We have read Item 4.01 of Form 8-K dated October 25, 2005, of Cyberkinetics Neurotechnology Systems, Inc. and are in agreement with the statements contained in paragraphs 2 and 3 on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP